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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)
NEWS


Contact:       Sitrick And Company
                      Michael Kolbenschlag
               Brenda Adrian
               (604) 293-6483 or
               (310) 788-2850

                              FOR IMMEDIATE RELEASE

   LOEWEN GROUP ANNOUNCES RESIGNATION OF THOMAS TAYLOR FROM BOARD OF DIRECTORS

                                  -------------

Vancouver, B.C., June 1, 1999 - THE LOEWEN GROUP INC. (NYSE,TSE,ME:LWN) confirmed today the resignation of Thomas Taylor as a director of the Company. Mr. Taylor, who was also a significant shareholder in the Company, joined the Loewen Board in December of 1998.

"I'm sad to see Tom go," said John Lacey, Loewen Group chairman. "But I fully understand his decision to resign now that the Company has filed for a reorganization which will ultimately change his holdings in the Company."

Mr. Lacey continued, "Tom and I joined the board together and, as a significant shareholder, he was an important resource for the Company. He did an outstanding job and always put the Company's best interests ahead of his own personal holdings. For that I will always be grateful and deeply appreciative. On behalf of the entire Loewen Group board, I wish him well."

Mr. Lacey added that candidates for the seat vacated by Mr. Taylor will be discussed at this week's governance committee meeting of the Board.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1100 funeral homes and more than 400 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 13,000 people and derives 90 percent of its revenue from U.S. operations.


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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.